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Southern California Gas Company

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SOUTHERN CALIFORNIA GAS COMPANY

NOTICE OF

ANNUAL SHAREHOLDERS MEETING

The Southern California Gas Company (“SoCalGas” or the “company”) Annual Shareholders Meeting will be held on May 22, 2018, at 12:00 p.m., local time, at 488 8th Avenue, San Diego, California. SoCalGas is an indirect subsidiary of Sempra Energy.

The 2018 Annual Shareholders Meeting will be held for the following purposes:

(1) To elect directors.

(2) To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 26, 2018, are entitled to notice of and to vote at the Annual Shareholders Meeting and any adjournment or postponement thereof.

The Annual Shareholders Meeting is a business-only meeting. It will not include any presentations by management and the company does not encourage shareholder attendance.

Only company shareholders at the close of business on March 26, 2018 are entitled to attend the Annual Shareholders Meeting and any adjournment or postponement thereof. Shareholders who own shares registered in their names will be admitted to the meeting upon verification of record share ownership. Shareholders who own shares through banks, brokers or other nominees must present proof of beneficial share ownership (such as the most recent account statement prior to March 26, 2018) to be admitted.

Additional information regarding the company is included in its Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Form 10-K”) and other documents filed with the U.S. Securities and Exchange Commission (“SEC”), 100 F Street, N.E., Washington, D.C. 20549. These documents also are available on the Sempra Energy website at www.sempra.com under the “Investors” and “SEC Filings” tabs. The company will furnish a copy of its 2017 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any of its shareholders who so request by writing to the office of the Corporate Secretary. Requests should be sent to 488 8th Avenue, San Diego, California 92101-7123. Information on the website does not constitute part of this Information Statement.

Kari E. McCulloch

Corporate Secretary

Important Notice Regarding the Availability of Information Statement Materials for the

SoCalGas Annual Shareholders Meeting to be Held on May 22, 2018.

The Information Statement for the Annual Shareholders Meeting to be held on May 22, 2018 and the Annual Report to Shareholders are available on the Internet at

http://www.astproxyportal.com/ast/25974

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Southern California Gas Company is providing this Information Statement to its shareholders in connection with its Annual Shareholders Meeting to be held on May 22, 2018. The Notice of Annual Shareholders Meeting and Information Statement and the Annual Report to Shareholders are being mailed to shareholders beginning on or about April 26, 2018.

THE COMPANY

Southern California Gas Company, which we refer to as SoCalGas or the company, is an indirect subsidiary of Sempra Energy. SoCalGas’ principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California 90013-1046. Its telephone number is (213) 244-1200.

OUTSTANDING SHARES AND VOTING RIGHTS

SoCalGas’ Board of Directors has fixed March 26, 2018, as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Shareholders Meeting and any adjournment or postponement thereof. On that date, SoCalGas’ outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All SoCalGas common stock and 50,970 shares of SoCalGas preferred stock are owned by Pacific Enterprises (“PE”), a wholly owned direct subsidiary of Sempra Energy.

In electing directors, each share is entitled to one vote for each of the four director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice of an intention to do so at the meeting and prior to the voting. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting on any other matters that may be considered at the Annual Shareholders Meeting and any adjournment or postponement thereof, each share is entitled to one vote. The company does not expect there to be any broker non-votes at the Annual Shareholders Meeting. However, if there are any broker non-votes, each will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be considered a vote cast with respect to the election of directors or any other proposal.

The shares of SoCalGas owned by PE and indirectly owned by Sempra Energy represent over 99 percent of SoCalGas’ outstanding shares and the number of votes entitled to be cast on the matters to be considered at the Annual Shareholders Meeting and any adjournment or postponement thereof. PE has advised SoCalGas that it intends to vote “FOR” each of the nominees for election to the Board of Directors.

GOVERNANCE OF THE COMPANY

The business and affairs of SoCalGas are managed and all corporate powers are exercised under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by SoCalGas’ Restated Articles of Incorporation and Bylaws, as amended.

Board of Directors

Board Meetings; Annual Shareholders Meeting

During 2017, the Board of Directors of SoCalGas held 13 meetings and acted 10 times by unanimous written consent. Each director attended at least 75 percent of the meetings.

The Annual Shareholders Meeting is a business-only meeting without presentations by management. The company does not encourage attendance at the meeting by public shareholders. Last year, all of the company’s directors attended the meeting. You may request directions to be able to attend the meeting and vote in person by contacting the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101-7123.

Leadership Structure

SoCalGas does not have a lead independent director. As a subsidiary of Sempra Energy, SoCalGas is not subject to stock exchange listing standards requiring independent directors and various board committees and, accordingly, has not established independence standards for its directors. All of the directors of the company are also officers of the company or Sempra Energy and, as such, none qualifies as an independent director under the New York Stock Exchange Listing Standards. The SoCalGas board does not maintain any committees.

Nominees for election as directors are determined by the Board of Directors, and the board will not consider director candidates recommended by shareholders other than its direct and indirect parent companies. The board currently consists of Patricia K. Wagner, Chief Executive Officer of SoCalGas, J. Bret Lane, President and Chief Operating Officer of SoCalGas, and four senior officers of Sempra Energy with varying professional and business expertise. The board has nominated four candidates for election to the board at the Annual Shareholders Meeting, two of whom are senior officers of Sempra Energy and the other two are Ms. Wagner and Mr. Lane. Although Sempra Energy and SoCalGas promote diversity in hiring employees and in the appointment of their senior officers, diversity is not further considered in selecting the individuals that serve as directors of the company.

Sempra Energy’s Board of Directors is composed of a substantial majority of independent directors and maintains standing Audit, Compensation, Corporate Governance and Environmental, Health, Safety and Technology Committees solely composed of independent directors. The Sempra Energy board also has adopted a Code of Business Conduct and Ethics for Directors and Officers that is applicable to the directors and officers of SoCalGas, and officers of SoCalGas also are subject to Business Conduct Guidelines that apply to all employees of SoCalGas.

Risk Oversight

Assessing and monitoring risks and risk management are functions of the SoCalGas Board of Directors. The board reviews and oversees the company’s strategic, financial and operating plans. SoCalGas’ management is responsible for identifying and moderating risk. SoCalGas has a Risk Management Policy Committee (“RMPC”), which is composed of members of management and is chaired by the company’s Vice President – Enterprise Risk Management and Compliance. The RMPC’s mission is to provide reasonable assurance that the company has a comprehensive approach to its risk assessment and allocates the appropriate resources to effectively manage the company’s risks. SoCalGas also has an Energy Procurement Risk Management Committee (“EPRMC”) composed of members of management that is responsible for the oversight of risk management within the company’s natural gas procurement department. The board fulfills its risk oversight function by, among other things, receiving direct reports by management and by scheduling periodic updates to the board by representatives of the RMPC and EPRMC.

Review of Related Person Transactions

Securities and Exchange Commission rules require that SoCalGas disclose certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The Board of Directors has adopted a written policy that requires the board to review and approve or ratify any such “related person transaction” that is required to be disclosed.

Communications with the Board

Shareholders or interested parties who wish to communicate with the Board of Directors or an individual director may do so by writing directly to the board or the director at the address set forth above under the caption “The Company.”

Compensation of Directors

All of our directors are employees of SoCalGas or Sempra Energy and are not otherwise compensated for their service on the Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SoCalGas, are expected to attend the Annual Shareholders Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Deloitte & Touche LLP also serves as the independent registered public accounting firm for Sempra Energy and its other U.S. public subsidiary, San Diego Gas & Electric Company (“SDG&E”).

The following table shows the fees paid to Deloitte & Touche LLP for services provided to SoCalGas for 2017 and 2016 (in thousands of dollars).

	SoCalGas
	2017		2016
	Fees	% of Total	Fees	% of Total
Audit Fees
Financial Statements and Internal Controls Audit	$2,724		$2,627
Regulatory Filings and Related Services	—		31

Total Audit Fees	2,724	91%	2,658	83%

Audit-Related Fees
Employee Benefit Plan Audits	240		240
Other Audit Related Services, Accounting Consultation	25		304

Total Audit-Related Fees	265	9%	544	17%

Tax Fees
Tax Planning and Compliance	—		—

Total Tax Fees	—	0%	—	0%

All Other Fees	2	0%	—	0%

Total Fees	$2,991		$3,202

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm for Sempra Energy and its subsidiaries, including SoCalGas. As a matter of good corporate governance, the SoCalGas board also reviewed the performance of Deloitte & Touche LLP and concurred with the determination by the Sempra Energy Audit Committee to retain them as its independent registered public accounting firm for 2018. Sempra Energy’s board has determined that each member of its Audit Committee is an independent director and is financially literate, and that Mr. Jack T. Taylor, who chairs the committee, is an audit committee financial expert as defined by the rules of the SEC.

Except where pre-approval is not required by the SEC rules, Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche LLP for Sempra Energy and its subsidiaries, including SoCalGas. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Board of Directors of SoCalGas has reviewed and discussed with the company’s management the audited financial statements of the company for the year ended December 31, 2017.

The Audit Committee of Sempra Energy (“Sempra Audit Committee”) has discussed with Deloitte & Touche LLP the matters required to be discussed by the rules of the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees.” The Sempra Audit Committee also has received from Deloitte & Touche LLP a report providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Sempra Audit Committee concerning Deloitte & Touche LLP’s independence, and the Sempra Audit Committee has discussed Deloitte & Touche LLP’s independence with them.

Based on these considerations, the Board of Directors of SoCalGas directed that the audited financial statements of SoCalGas be included in its Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the U.S. Securities and Exchange Commission.

BOARD OF DIRECTORS

J. Bret Lane

Jeffrey W. Martin

Trevor I. Mihalik

G. Joyce Rowland

Patricia K. Wagner

Martha B. Wyrsch

SHARE OWNERSHIP

All of the outstanding SoCalGas common stock is owned by PE and all of the outstanding common stock of PE is owned by Sempra Energy. None of the directors or officers of SoCalGas owns any preferred shares of SoCalGas, and SoCalGas is unaware of any person, other than PE, who beneficially owns more than 5.0 percent of its preferred shares.

The following table sets forth the number of shares of Sempra Energy common stock beneficially owned on April 2, 2018, by each director of SoCalGas, by each executive officer of SoCalGas named in the compensation tables of this Information Statement, and by all directors and executive officers of SoCalGas as a group. The shares of common stock beneficially owned by our directors and executive officers as a group total less than 1.0 percent of Sempra Energy’s outstanding shares. In calculating this percentage, shares under the heading “Phantom Shares” are not included because these shares cannot be voted. In addition, these shares either may only be settled for cash or cannot be settled for common stock within sixty (60) days of April 2, 2018.

Share Ownership (A)	Current Beneficial Holdings	Shares Subject to Exercisable Options (B)	Total Without Phantom Shares	Phantom Shares (C)	Total Including Phantom Shares
J. Christopher Baker (D)	4,287	—	4,287	6,018	10,305
Bruce A. Folkmann	861	900	1,761	—	1,761
J. Bret Lane	11,280	875	12,155	1,038	13,193
Jeffrey W. Martin (E)	11,890	—	11,890	16,988	28,878
Trevor I. Mihalik	7,501	—	7,501	3,073	10,574
G. Joyce Rowland (F)	22,471	—	22,471	5,014	27,485
Lee Schavrien (G)	30,354	—	30,354	2,284	32,638
Patricia K. Wagner	20,738	—	20,738	270	21,008
Martha B. Wyrsch (H)	2,000	—	2,000	10,313	12,313
Directors and Executive Officers as a Group (11 persons)	147,292	5,275	152,567	47,397	199,964

(A)	Our directors and executive officers did not beneficially own shares of Sempra Energy’s 6% Mandatory Convertible Preferred Stock, Series A, at April 2, 2018, therefore no such shares are shown in the table above.

(B)	Shares of Sempra Energy common stock which may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days.

(C)	The phantom shares represent deferred compensation deemed invested in shares of Sempra Energy common stock. These phantom shares track the performance of Sempra Energy common stock but cannot be voted and may only be settled for cash, or in the case of 3,888 vested common stock units deferred by Mr. Baker and 10,313 shares of vested common stock units deferred by Ms. Wyrsch, cannot be settled for common stock within 60 days of April 2, 2018. Phantom shares and deferred units are either fully vested or will vest within 60 days.

(D)	Mr. Baker will retire as an executive officer of SoCalGas effective May 1, 2018.

(E)	Mr. Martin will resign as a director of SoCalGas effective April 30, 2018.

(F)	Ms. Rowland will not stand for reelection as a director of SoCalGas.

(G)	Mr. Schavrien retired as an executive officer of SoCalGas effective April 1, 2018.

(H)	Ms. Wyrsch shares the power to vote and dispose of 2,000 shares with her spouse.

Based on filings made under Sections 13(d) and/or 13(g) of the Securities Exchange Act of 1934, as amended, as of December 31, 2017 for Blackrock, Inc. and The Vanguard Group, and as of February 28, 2018 for T. Rowe Price Associates, Inc., the only persons or entities known by us to be a beneficial owner of more than 5 percent of Sempra Energy common stock were as follows:

Name and Address of Beneficial Owner	Shares of Sempra Energy Common Stock	Percent of Class
T. Rowe Price Associates, Inc. (A) 100 E. Pratt Street Baltimore, MD 21202	28,591,287	10.8%
BlackRock, Inc. (B) 55 East 52nd Street New York, NY 10055	20,631,499	7.8%
The Vanguard Group (C) 100 Vanguard Blvd. Malvern, PA 19355	18,380,734	7.0%

(A)	The information regarding T. Rowe Price Associates, Inc. is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on March 12, 2018 (the TRP 13G/A). According to the TRP 13G/A, includes sole voting power with respect to 10,907,968 shares and sole dispositive power with respect to 28,576,793 shares.

(B)	The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 8, 2018 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 18,473,687 shares and sole dispositive power with respect to 20,631,499 shares.

(C)	The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes sole voting power with respect to 384,926 shares, sole dispositive power with respect to 17,929,380 shares, shared voting power with respect to 109,600 shares and shared dispositive power with respect to 451,354 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file reports with the SEC regarding their ownership of our shares. Based solely on our review of the reports filed and written representations from directors and executive officers that no other reports were required, we believe that all filing requirements were timely met during 2017.

Related Party Transactions

Sharon L. Tomkins, Vice President and General Counsel and an executive officer of the company, received an annual salary of $304,700, non-equity incentive plan compensation of $234,400 and restricted stock unit awards with a grant date fair value of $245,556, in each case for 2017. Hal Snyder, Chief Human Resources Officer and Chief Administrative Officer and an executive officer of the company, received an annual salary of $300,000, non-equity incentive plan compensation of $230,800, and restricted stock unit awards with a grant date fair value of $271,454, in each case for 2017. Mr. Snyder was no longer an executive officer of the company on April 7, 2018 and will retire from the company on June 1, 2018.

ELECTION OF DIRECTORS

At the Annual Shareholders Meeting, four directors will be elected to hold office until the next annual shareholders meeting and until their successors have been elected and qualified. The four director candidates receiving the highest number of affirmative votes will be elected as directors of the company. Votes against the directors and votes withheld will have no legal effect.

The following sets forth information, as of April 26, 2018, regarding the director candidates for election at the Annual Meeting, related to his or her biographical information, business experience and service on other boards. In addition, we discuss below the specific qualifications, attributes and skills that that make each director candidate a well-qualified and valuable board member. Except for Ms. Wyrsch, the directors have held the positions set forth below or various positions with the same or affiliated organizations for at least the last five years. Mr. Martin will resign as a director of the company as of April 30, 2018 and Ms. Rowland is not standing for re-election as a director of the company at the Annual Shareholders Meeting and will continue to serve as a director until the Annual Shareholders Meeting.

J. Bret Lane, 58, became a director of SoCalGas on March 1, 2014. He has been the President of SoCalGas since September 2016 and the Chief Operating Officer of SoCalGas since January 2014. Prior to assuming these roles, Mr. Lane served as Senior Vice President – Gas Operations and System Integrity for both SoCalGas and SDG&E from August 2012 to January 2014, where he was responsible for all aspects of gas delivery services, including regional operations, engineering, transmission, storage and pipeline safety. Mr. Lane has held several senior level positions with SoCalGas and SDG&E, including Vice President – Field Services from April 2010 to August 2012; Vice President – Gas Transmission and Distribution from 2008 to 2010; and Chief Environmental Officer from 2005 to 2008.

Mr. Lane has served our company and its affiliates in a broad range of management roles for over 30 years. His extensive experience and in-depth understanding of the natural gas industry, along with his comprehensive management experience, make him a valuable member of our board.

Trevor I. Mihalik, 51, became a director of SoCalGas on January 30, 2017. He has been Senior Vice President of Sempra Energy since December 2013 and Controller and Chief Accounting Officer for Sempra Energy since July 2012 where he is responsible for managing accounting operations, preparation and analysis of financial statements, and financial reporting and accounting systems, in addition to coordinating external audits. Effective May 1, 2018, Mr. Mihalik will become Executive Vice President and Chief Financial Officer of Sempra Energy and will cease serving in his current office as Senior Vice President, Controller and Chief Accounting Officer of Sempra Energy. Prior to joining Sempra Energy in July 2012, Mr. Mihalik was the Senior Vice President of Finance at Iberdrola Renewables Holdings, Inc., a diversified renewables and natural gas company. Mr. Mihalik serves as a director of SDG&E and Infraestructura Energetica Nova, S.A.B. De C.V. (“IEnova”), on the Accounting Advisory Board for San Diego State University and on the Advisory Board for the University of San Diego’s School of Business Administration.

Mr. Mihalik’s extensive financial and accounting experience in the energy industry, including capital markets, financial reporting, accounting, treasury, market risk and credit risk, makes him a valuable member of our board.

Patricia K. Wagner, 55, became Chief Executive Officer and a director of SoCalGas on January 1, 2017. She will also become executive Chairman of SoCalGas on May 1, 2018. Prior to assuming her roles at SoCalGas, Ms. Wagner served as an Executive Vice President of Sempra Energy from September 2016 to December 2016. Previously, Ms. Wagner served as the President and Chief Executive Officer of Sempra U.S. Gas & Power, LLC from January 2014 to September 2016. She also served as Vice President of Audit Services for Sempra Energy from February 2012 to December 2013 and as Vice President of Accounting and Finance for SoCalGas from 2010 to 2012. Ms. Wagner serves on the Board of Directors of Apogee Enterprises, Inc.

Ms. Wagner’s performance and leadership in previous executive positions at Sempra Energy and SoCalGas, her more than 20 years of experience as an employee of Sempra Energy and its subsidiaries and her broad understanding of the energy industry make her a valuable member of our board.

Martha B. Wyrsch, 60, became a director of SoCalGas on September 3, 2013. She has been Executive Vice President and General Counsel of Sempra Energy since September 2013. Prior to joining Sempra Energy, from 2009 to December 2012, Ms. Wyrsch served as President of Vestas American Wind Systems, the Portland, Oregon-based affiliate of Danish-owned Vestas Wind Systems A/S, and Chair of the Vestas North American Regional Council. From 2005 to 2008, Ms. Wyrsch served as President and Chief Executive Officer of Spectra Energy Transmission and its predecessor, Duke Energy Gas Transmission, a natural gas energy company based in Houston, Texas. She served as a member of the Board of Directors for Spectra Energy Corporation from 2007 to 2008. Ms. Wyrsch serves on the Boards of Directors of Spectris plc, SDG&E, IEnova, the Cristo Rey Network, the George Washington University Board of Trustees and is a former director of SPX Corporation.

Ms. Wyrsch’s extensive business experience in the energy industry, coupled with her knowledge gained from many years as a practicing attorney, make her a valuable member of our board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

What information is provided in this section of the Information Statement?

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and discuss how the SoCalGas Board of Directors determines executive pay.
•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

Who are the Named Executive Officers?

This Compensation Discussion and Analysis focuses on the compensation of our named executive officers:

•	Patricia K. Wagner: Chief Executive Officer
•	J. Bret Lane: President and Chief Operating Officer
•	Bruce A. Folkmann: Vice President, Chief Financial Officer, Treasurer and Controller
•	J. Christopher Baker: Chief Information Officer[1]
•	Lee Schavrien: Former Chief Regulatory Officer[2]

Messrs. Folkmann and Baker are officers of both SoCalGas and SDG&E. Prior to his retirement on April 1, 2018, Mr. Schavrien was an officer of both SoCalGas and SDG&E. The amounts shown in this Information Statement for these officers reflect their total compensation, the cost of which is allocated between SoCalGas and SDG&E.

What is our Compensation Philosophy?

Our Board of Directors sets the company’s executive pay philosophy.

Our compensation philosophy emphasizes:

•	Alignment of pay with short-term and long-term company performance.
•	Performance-based incentives aligned with shareholder value creation.
•	Balance between short-term and long-term incentives.
•	More pay tied to performance at higher levels of responsibility.

Elements of our 2017 executive pay program that exemplify our pay-for-performance philosophy include:

•	Over 70 percent of our CEO’s total target pay is performance-based. For our other named executive officers, performance-based compensation makes up an average of 62 percent of 2017 total target pay.[3]
•

Performance measures in our short-term incentive plan are directly linked to the financial and operational performance of SoCalGas, Sempra Energy’s California utilities (SDG&E and SoCalGas) and Sempra Energy.

•

Long-term incentive compensation is primarily delivered through performance-based restricted stock units. The performance measures for the annual performance-based restricted stock unit awards are based on Sempra Energy’s relative total shareholder return and earnings per share growth.

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

[1]	Mr. Baker will retire on May 1, 2018.
[2]	Prior to becoming Chief Regulatory Officer on March 11, 2017, Mr. Schavrien served as Chief Administrative Officer. Mr. Schavrien retired as Chief Regulatory Officer effective April 1, 2018.
[3]	Includes service-based equity awards, the value of which is based on Sempra Energy’s common stock price.

What compensation governance measures are in place?

Our compensation program goals include:

•	Aligning compensation with company performance and shareholders’ interests.
•	Strongly linking executive compensation to both annual and long-term corporate, business and individual performance.
•	Motivating executives to achieve superior performance.
•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics.

Our compensation practices, which are highlighted below, reflect our pay-for-performance philosophy and our commitment to sound corporate governance.

What We Do:

•

We use multiple performance measures in our annual and long-term incentive plans. These performance measures link pay to performance and shareholder interests. We use SoCalGas and Sempra Energy earnings, Sempra Energy’s relative total shareholder return and Sempra Energy’s earnings per share growth as the primary incentive plan financial performance measures. Our annual performance-based bonus plan also includes performance measures related to employee and public safety, customer service, supplier diversity and strategic operational goals.

•	We review external market data when making compensation decisions.
•

Our clawback policy provides for the forfeiture, recovery or reimbursement of incentive plan awards as required by law or New York Stock Exchange rules. In addition, compensation may be recouped if the company determines that the results on which compensation was paid were not actually achieved, or in certain instances of an employee’s fraudulent or intentional misconduct.

•	All officers are subject to stock ownership requirements ranging from three times base pay for SoCalGas’ CEO and President and COO to one times base pay for vice presidents.
•	Executive perquisites constitute a small proportion of our executive total rewards program.
•

The Sempra Energy 2013 Long-Term Incentive Plan, in which SoCalGas employees participate, includes a double trigger provision for vesting of equity in connection with a change in control of Sempra Energy. Restricted stock unit awards issued to date under the 2013 Long-Term Incentive Plan provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Section 16 of the 2013 Long-Term Incentive Plan. If awards are not assumed or replaced or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon a change in control.

What We Don’t Do:

•	Long-term incentive plan grants are made from a Sempra Energy shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval.
•	Our anti-hedging policy prohibits employees from trading in puts, calls, options or other similar securities related to Sempra Energy common stock.
•	Officers are prohibited from pledging Sempra Energy common stock.
•	We do not provide for excise tax gross-ups upon a change in control in our named executive officers’ agreements, and no named executive officers received excise tax gross-ups.
•

Change in control cash severance benefits are not provided upon a change in control only (“single trigger”). Change in control cash severance benefits are payable only upon a change in control with termination of employment (“double trigger”).

•	None of the named executive officers has an employment contract.
•

Sempra Energy’s long-term incentive plan prohibits “share recycling” for stock option and stock appreciation right (“SAR”) exercises. The plan was amended in December 2015 to prohibit adding back to the plan’s share authorization any shares surrendered to cover tax withholding or the option/SAR exercise price in connection with the exercise of stock options or SARs issued after the date of the plan amendment.

•	Named executive officers are not provided guaranteed bonuses or uncapped incentives.
•	SoCalGas’ CEO does not participate in decisions regarding her own compensation. Our other executive officers also do not determine or approve their own pay.

LABOR MARKET BENCHMARKING

How is external market data used in determining pay?

External pay data is used to help align executive compensation levels, in total and by component, with the labor market. The SoCalGas Board of Directors views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries.

During this benchmarking process, we:

•	Review external market data from the Aon Hewitt Total Compensation Management (“TCM”) Database covering non-financial Fortune 500 companies with revenues between $5 billion and $20 billion.
•

Review summary statistics of the companies included in the TCM Database (but not company-specific information) with the goal of generally managing target pay opportunities, in total and by component (base salaries, target annual performance-based bonuses and target long-term incentives) to the median of this summary data. Positioning relative to the median may vary based on factors such as time in position, performance, and the comparability of market benchmark roles to the scope and structure of our positions. Actual pay levels also will rise above or fall below these standards as a result of actual company and individual performance.

•	Analyze data for utility-specific positions periodically.

How is internal equity used in determining pay?

Internal equity is used to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance.

What is SoCalGas management’s role in determining pay?

SoCalGas’ Chief Executive Officer and President and Chief Operating Officer attend the non-executive session of each SoCalGas board meeting. Our human resources department assists the board by preparing compensation information and analyses for its consideration. The board members receive presentation materials in advance of board meetings. Our accounting, finance and law departments also support the board with respect to compensation-related matters as needed.

None of our executive officers determine or approve any element or component of their own compensation, nor are they present during the board’s deliberation regarding their own compensation. The board seeks our Chief Executive Officer’s views on the performance of our other executive officers, and she makes pay recommendations for these officers.

COMPENSATION COMPONENTS

The primary components of our executive compensation program are:

•	Base salaries
•	Performance-based annual bonuses
•	Long-term equity incentive awards granted by Sempra Energy

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our executive officers participate in the same compensation programs. However, market compensation levels used to establish compensation for the named executive officers may vary substantially based upon the roles and responsibilities of individual officers.

Managing Risk in Compensation Plans

SoCalGas manages risk in incentive compensation plans by balancing short-term and long-term incentives and linking a higher proportion of total compensation to long-term incentives. Risk is also managed through the incentive plan design and selection of the performance measures.

Our risk management program is further strengthened by our clawback policy, which applies to both short-term and long-term incentive plans, our anti-hedging policy and our executive stock ownership requirements.

An independent consultant, Exequity, conducted a risk assessment of our incentive compensation programs. Their findings concluded that our incentive plans do not create risks that are likely to have a material adverse impact on the company. Specific examples of safeguards and risk-mitigating features found in our executive incentive compensation programs are listed below.

Our long-term incentive awards include the following risk-mitigation features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, many of our peers pay 25 percent or 50 percent for threshold performance.
•	Avoiding “cliffs” in the payout scale to help eliminate the risk of pressure points.
•	An example of a cliff is a scale that pays 50 percent for threshold performance and zero for performance below threshold.
•

Using a market-based performance measure, Sempra Energy’s relative total shareholder return, as the performance measure for 80 percent of the grant date value of our performance-based restricted stock unit grants and a performance measure based on Sempra Energy’s long-term earnings per share growth for the remaining 20 percent.

•

Measuring Sempra Energy’s total shareholder return against the Standard & Poor’s (“S&P”) 500 Index and S&P 500 Utilities Index rather than against a peer group selected by the company. Using these indices ensures objectivity in the composition of our peer groups.

Our annual bonus plans include the following risk mitigation features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, many of our peers pay 25 percent or 50 percent for threshold performance.
•

Using financial performance measures that are based on the earnings reported in our financial statements with certain pre-defined adjustments. These adjustments are limited and made only after thoughtful consideration by the SoCalGas Board of Directors.

•	Incorporating several different performance measures, including both financial and operational measures.
•	Providing the SoCalGas Board of Directors with upward and downward discretion over certain incentive plan payouts.

Pay Mix

What is “Pay Mix”?

Pay mix is the relative value of each of the primary compensation components as a percentage of total target compensation. Figure 1 shows each component of our CEO’s total 2017 pay at target company performance.

Figure 1.

Why is pay mix important?

Our pay mix is designed to align the interests of executives with the interests of shareholders. It does this by providing a much greater portion of pay through performance-based annual and long-term incentives rather than through base salary. This means that most pay is variable and will go up or down in value based on company performance. Over 70 percent of our CEO’s target total pay is delivered through performance-based incentives.

Actual pay mix may vary substantially from target pay mix. This may occur as a result of company and individual performance, which greatly affects annual bonuses, as well as future Sempra Energy common stock performance, which significantly impacts the value of stock-based awards.

Figure 2 shows the percent of total pay at company target performance that comes from each major pay component for each of our named executive officers.

Figure 2.

Note: Based on salary and incentive compensation targets as of December 31, 2017. Does not include special Long-Term Incentive Plan (LTIP) awards.

1.	Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Salaries for our executive officers are targeted at the median of those for the non-financial Fortune 500 companies with revenues between $5 billion and $20 billion. Using national general industry comparisons helps us attract and retain top-quality executive talent from a broad range of backgrounds. The SoCalGas Board of Directors annually reviews base salaries for executive officers. The board considers the following factors in its review:

• Peer group salary data • Individual contributions and performance • Labor market conditions • Company performance • Complexity and importance of roles and responsibilities	• Succession planning • Retention needs • Reporting relationships • Internal equity • Experience

Base Salary Adjustments for 2017

Ms. Wagner received a base salary increase of 6.7 percent upon her January 1, 2017 promotion to CEO of SoCalGas and Mr. Lane’s year-end 2016 salary was increased by 6.7 percent effective January 1, 2017. The salaries for Messrs. Folkmann, Baker and Schavrien remained unchanged in 2017 from their year-end 2016 levels.

2.	Performance-Based Annual Bonuses

Performance Guidelines and Bonus Payments

Each year the SoCalGas Board of Directors establishes performance measures for bonus payments under the SoCalGas Executive Incentive Compensation Plan and SoCalGas and SDG&E Shared Services Executive Incentive Compensation Plan (the “Shared Services Plan”). Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company attains a threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200 percent of target for performance at maximum.

Potential bonus opportunities at threshold, target and maximum company performance are expressed as a percentage of each named executive officer’s base salary. Table 1 illustrates how these percentages vary with the individual officer’s position and attainment of goals.

In 2017, bonus opportunities for our named executive officers were as follows:

Bonus Potential as of December 31, 2017 as a Percentage of Base Salary	Threshold	Target	Maximum
Patricia K. Wagner	0%	70%	140%
J. Bret Lane	0%	60%	120%
Bruce A. Folkmann	0%	45%	90%
J. Christopher Baker	0%	50%	100%
Lee Schavrien	0%	50%	100%

Table 1.

None of the named executive officer’s targets were increased in 2017.

What were the 2017 annual bonus performance goals for the named executive officers?

In 2017, Ms. Wagner and Mr. Lane participated in the SoCalGas Executive Incentive Compensation Plan. The performance measures for this plan were SoCalGas, Sempra Energy California utilities, and Sempra Energy earnings adjusted for annual bonus plan purposes, strategic financial measures and operational measures. The relative weights of these measures as a percentage of the overall target were 20 percent for utility financial measures, 60 percent for operational measures, 5 percent for strategic initiatives and 15 percent for Sempra Energy earnings.

Messrs. Folkmann, Baker and Schavrien participated in the Shared Services Plan because they provided services to both utilities. The performance measures for the Shared Services Plan were based 50 percent on the SoCalGas performance measures described above and 50 percent on SDG&E performance measures.

How were the 2017 annual bonus plan earnings goals determined?

The SoCalGas earnings target of $408 million was based on SoCalGas’ financial plan, with certain adjustments for incentive plan purposes. Targets for the operational measures were based on safety and other operating, customer service and supplier diversity goals.

SoCalGas earnings, California utilities earnings and Sempra Energy earnings for annual bonus plan purposes may be higher or lower than earnings reported in the companies’ financial statements due to certain pre-established adjustments.

Consistent with the approach taken in prior years, at the beginning of the year, it was determined that the calculation of SoCalGas earnings, California utilities earnings and Sempra Energy earnings for bonus purposes would be adjusted as follows:

•	Exclude the positive or negative impact of any major changes in accounting rules that were unknown or unanticipated at the beginning of the year.
•	Exclude the impact of any unplanned changes in tax laws or regulations in connection with federal tax reform legislation.
•	Exclude certain items that do not have a material adverse impact on Sempra Energy’s stock price as determined by the Sempra Energy Compensation Committee. Such items include but are not limited to:
•

the pro forma earnings impact of any acquisition or divestiture (other than divestitures related to individual renewable assets) to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the Sempra Energy Incentive Compensation Plan (“ICP”) earnings target.

•	gains or losses related to RBS Sempra Commodities, which was sold in 2010 (does not apply to SoCalGas earnings).
•	Exclude the variance from plan of the foreign exchange gains or losses related to deferred tax balances denominated in the Mexican Peso (does not apply to SoCalGas earnings).
•

Exclude 90 percent of the variance from plan of earnings impacts related to new tax equity financing at Sempra Renewables with an earnings life of three years or less (does not apply to SoCalGas earnings).

•	Exclude the variance from plan of costs associated with corporate optimization efforts.
•

Include 10 percent of any gains or losses from the sale of assets or impairments in connection with a sale to the extent the earnings impact of such item is not included in the annual bonus plan earnings target.

•

Exclude impact of regulatory decision on wildfire regulatory asset and other items that are required to be excluded from annual bonus plan compensation under the SoCalGas and SDG&E General Rate Case decisions.

•

Exclude any earnings impact of any impairment of the San Onofre Nuclear Generating Station (“SONGS”) or any recoveries from third parties (net of reimbursed legal costs), litigation costs, or any related earnings effect from purchased replacement power (does not apply to SoCalGas earnings).

What were the performance results for the 2017 performance-based annual bonus plan?

Overall performance for the SoCalGas Executive Incentive Compensation Plan in which Ms. Wagner and Mr. Lane participated was at 171 percent of target performance. Details of the plan metrics and results are provided below:

2017 Performance Measures	Weight	ICP GOALS			Actual ICP Performance
		Minimum	Target	Maximum
Financial and Strategic: Earnings Adjusted For Bonus Plan Purposes[1] (Dollars in Millions)
SoCalGas Earnings	15%	$388	$408	$420	$425
Sempra Energy California Utilities Earnings	5%	$961	$1,011	$1, 040	$1, 068
Sempra Energy Earnings	15%	$1,231	$1,282	$1,332	$1,377
Strategic Initiatives	5%	1 initiative	2 initiatives	3 initiatives	4 initiatives

Subtotal: Financial and Strategic	40%

Safety and Operating:
Employee Safety (Lost Time Incident Rate)	8%	1.20	1.16	0.98	0.94
Employee Safety (Controllable Motor Vehicle Incident Rate)	8%	3.38	3.21	2.81	3.33
Pipeline Safety Enhancement Program — Miles of Pipeline Remediated	2%	11 miles	15 miles	19 miles	18.2 miles
Pipeline Safety Enhancement Program — Number of Base Valves Retrofitted	2%	20 valves	25 valves	30 valves	30 valves
Pipeline Safety Enhancement Program — Miles of Pipeline Projects Completed Close Out	2%	50 miles	60 miles	70 miles	73.5 miles
Damage Prevention — Damages per USA Ticket Rate	5%	4.15	3.99	3.82	3.76
Distribution System Integrity — Main and Service Replacement	5%	150 miles	175 miles	200 miles	211 miles
Incomplete Orders Reduction — Customer Service Field Efficiency	5%	26,000	30,000	34,000	38,348
Advanced Meter Module Installations — Network DCUs Constructed	3%	95%	97%	99%	95.4%
Advanced Meter Module Installations — Financials — Cost-cap Variance	2%	N/A	-0.50	N/A	-2.04
Advanced Meter Module Installations — Performance — Meters Advanced and Automated for Billing	4%	97%	98%	99%	99%
Storage Integrity Management Program (SIMP) (Wells Inspected under Program)	4%	25	30	35	44
Customer Insight Study (CIS): Public Opinion	4%	78.2%	80.6%	83.0%	78.7%
Paperless Billing Increase	4%	162,000	194,400	226,800	206,985
Supplier Diversity	2%	32%	35%	38%	44%

Subtotal: Safety and Operating Goals	60%

TOTAL	100%

Actual Performance as a Percent of Target					170.94%

Table 2.

[1]

Earnings Adjusted for Bonus Plan Purposes is a non-GAAP financial measure (GAAP represents accounting principles generally accepted in the United States of America). GAAP Earnings for 2017 for SoCalGas, Sempra Energy California Utilities and Sempra Energy were $396 million, $803 million and $256 million, respectively. We provide a reconciliation of GAAP Earnings to Earnings Adjusted for Bonus Plan purposes below.

Overall performance for the Shared Services Plan in which Messrs. Folkmann, Baker and Schavrien participated was at 184 percent of target performance.

Shared Services Executive ICP Summary	Weight	Actual Performance as a Percent of Target
SoCalGas Executive Incentive Compensation Plan	50%	170.94%
SDG&E Executive Incentive Compensation Plan	50%	196.16%
SoCalGas and SDG&E Shared Services Executive Incentive Compensation Plan	100%	183.55%

Table 3.

What adjustments were applied to GAAP Earnings for Annual Bonus Plan Purposes?

A reconciliation of 2017 GAAP earnings to earnings adjusted for annual bonus plan purposes is provided below:

Southern California Gas Company Earnings (Dollars in Millions)	Reconciliation
Southern California Gas Company GAAP Earnings	$396
Exclude 2017 impact of the enactment of tax reform legislation, litigation reserve, the variance to plan for certain intercompany allocations, and 90 percent of gain on asset sale	29
Southern California Gas Company Earnings for Annual Bonus Plan Purposes	$425

Table 4.

Sempra Energy California Utilities Earnings (Dollars in Millions)	Reconciliation
Sempra Energy California Utilities GAAP Earnings	$803
Exclude impact of regulatory decision on wildfire regulatory asset	208
Exclude 2017 impact of the enactment of tax reform legislation, the variance to plan for certain intercompany allocations, the variance to plan for certain intercompany allocations, items related to the San Onofre Nuclear Generating Station, and 90 percent of gain on asset sale	57
Sempra Energy California Utilities Earnings for Annual Bonus Plan Purposes	$1,068

Table 5.

Sempra Energy Earnings (Dollars in Millions)	Reconciliation
Sempra Energy GAAP Earnings	$256
Exclude 2017 impact of the enactment of tax reform legislation	870
Exclude impact of regulatory decision on wildfire regulatory asset	208
Exclude litigation reserve, variance to plan of foreign exchange gains or losses on deferred tax balances, recoveries related to 2016 pipeline capacity release, and 90% of impairment of Termoeléctrica de Mexicali assets held for sale	43
Sempra Energy Earnings for Annual Bonus Plan Purposes	$1,377

Table 6.

2017 Performance-Based Annual Bonus Payments

As shown above, the overall annual bonus plan performance result was 171 percent of target for the SoCalGas annual bonus plan and 184 percent of target for the Shared Services plan. Based on this performance and its consideration of the contributions of each named executive officer, the SoCalGas Board of Directors approved the payment of the annual bonuses shown in Table 7.

Bonuses Paid to Named Executive Officers for 2017 Performance	Base Salary at Year-End 2017	Bonus Percentage[1]	Bonus[1]
Patricia K. Wagner	$555,000	120%	$664,200
J. Bret Lane	$480,000	103%	$492,400
Bruce A. Folkmann	$320,000	83%	$264,400
J. Christopher Baker	$368,400	92%	$338,100
Lee Schavrien	$376,900	92%	$345,900

Table 7.

1 For display purposes, the bonus percentage is rounded to the nearest whole percentage, and bonus amounts are rounded up to the nearest $100.

3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are a large component of each named executive officer’s total target compensation package. (See Figure 2 for these percentages.) Long-term equity-based incentives are granted to our executives by the Compensation Committee of the Sempra Energy Board of Directors based on the recommendations of the SoCalGas Board of Directors regarding such awards.

What type of equity is granted?

In accordance with our pay-for-performance philosophy, and without regard to the special 2017 awards granted to Messrs. Lane and Schavrien described below, the 2017 long-term incentive plan awards primarily were in the form of performance-based restricted stock units (100 percent of target grant value for Ms. Wagner; and 75 percent of target grant value for our other named executive officers). In order to encourage retention, the 2017 award design also included service-based restricted stock units (25 percent of target grant value for our named executive officers other than Ms. Wagner). The 2017 performance-based and service-based restricted stock units are subject to vesting at the end of three years.

Why is this type of equity used?

This equity award structure was approved after considering many variables. These included alignment with shareholder interests, retention, plan expense, share usage and market trends.

What are general practices with respect to equity grants?

In making the annual grants:

•	A dollar value (based on a percentage of base salary) is specified for each named executive officer’s award.
•

The number of shares underlying the awards granted each year is based on the specified dollar value, as opposed to a fixed number of shares for each named executive officer. This approach allows maintenance of the pay mix described previously.

On the annual January grant date, we calculated the precise number of shares to be granted to each executive officer for each type of award by dividing the total target grant value of each named executive officer’s award by the Sempra Energy closing stock price on that date. These target grant values are presented in Table 8 below.

The award values reported in the Summary Compensation Table and Grants of Plan-Based Awards Table that follow this Compensation Discussion & Analysis, for the portion of the awards based on earnings per share growth and for the service-based restricted stock units, are based on the Sempra Energy closing stock price on the grant date. The values reported for the portion of the awards based on Sempra Energy relative total shareholder return are based on a Monte Carlo valuation model, which is used to determine the accounting cost under the applicable accounting guidance for stock compensation.

Special equity awards also may be granted, including upon the hiring or promotion of executive officers, to award outstanding performance, or to promote retention, with the approval of the Compensation Committee of the Sempra Energy Board of Directors based on the recommendation of the SoCalGas Board of Directors regarding such awards. Messrs. Lane and Schavrien received special awards of service-based restricted stock units in order to reward exemplary performance and encourage retention.

What were the target values of the 2017 equity grants?

Table 8 illustrates the target grant values of 2017 annual long-term incentive awards as a percentage of base salary.

Target Grant Values for 2017	Performance- Based RSUs	Service- Based RSUs	Total
Patricia K. Wagner	180%	0%	180%
J. Bret Lane	120%	40%	160%
Bruce A. Folkmann	56%	19%	75%
J. Christopher Baker	90%	30%	120%
Lee Schavrien	90%	30%	120%

Table 8.

The grant date values of the special restricted stock unit awards granted to Messrs. Lane and Schavrien in 2017 were approximately $300,000 and $200,000, respectively. As permitted by the award agreements, Sempra Energy’s Compensation Committee approved the acceleration of the vesting of Mr. Schavrien’s award upon his retirement on April 1, 2018.

Why does the company grant performance-based restricted stock units?

We seek a direct link to performance in comparison to indices and peers. To achieve this result, we use performance-based restricted stock units based on Sempra Energy’s relative total shareholder return (80 percent of the grant date award value). The link between pay and long-term earnings performance is further strengthened by the use of a second performance measure based on Sempra Energy’s long-term earnings per share growth (20 percent of grant date award value).

Performance-based restricted stock units can also deliver the same economic value with significantly fewer shares than stock options, and so result in lower dilution.

What were the performance goals for the 2017 performance-based restricted stock units?

The 2017 long-term incentive plan awards included two performance measures — Sempra Energy’s relative total shareholder return and Sempra Energy’s earnings per share growth. Eighty percent of the total target award value for performance-based restricted stock units is linked to relative total shareholder return, with 56 percent based on total shareholder return relative to the S&P 500 Utilities Index and 24 percent based on total shareholder return relative to the S&P 500 Index. Twenty percent is linked to earnings per share growth.

1.	Relative Total Shareholder Return

Each performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra Energy common stock based on Sempra Energy’s three-year cumulative total shareholder return compared with the S&P 500 Index and the S&P 500 Utilities Index, as applicable.

If Sempra Energy’s performance is at target (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. If Sempra Energy’s performance exceeds the 50th percentile of the applicable index, participants have the opportunity to earn up to two shares for each restricted stock unit. Participants may earn a partial share for performance between the 25th and 50th percentiles of the applicable index.

Cumulative Total Shareholder Return Percentile Rank vs. S&P 500 Utilities Index or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit1,
90th Percentile or Above	2.0
70th Percentile	1.5
50th Percentile	1.0
40th Percentile	0.7
30th Percentile	0.4
25th Percentile or Below	0.0

Table 9.

1 Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 9, the payout is calculated using linear interpolation. The payout scale begins at zero for threshold performance.

The award component based on total shareholder return relative to the S&P 500 Index also includes a modifier based on Sempra Energy’s absolute total shareholder return. While relative total shareholder return continues to be the primary performance measure, the inclusion of a modifier strengthens the focus on achieving both strong relative and absolute total shareholder return performance. This further strengthens alignment with shareholder interests. For instance, the modifier reduces award payouts for high relative performance if absolute total shareholder return is low. In an instance in which both relative and absolute total shareholder return are high, the modifier may increase award payouts, but cannot cause the total award payout to exceed 200 percent (2.0 shares earned for each restricted stock unit).

The modifier was developed based on the approximate 25th and 75th percentiles of Sempra Energy’s historical total shareholder return and historical estimated cost of equity. The modifier adds 20 percent to the award’s payout (as initially calculated based on relative total shareholder return) for absolute total shareholder return performance in the top quartile of the distribution of the historical benchmark data. It reduces the award’s payout by 20 percent for performance in the bottom quartile of the distribution of the historical benchmark data. For the 2017 award, the modifier is triggered if Sempra Energy’s total shareholder return is at or above 34 percent or if Sempra Energy’s total shareholder return is at or below -11 percent. If performance falls within the second or third quartiles, the modifier is not triggered and the payout is based solely on the relative total shareholder return performance result. The modifier cannot cause the total award payout to exceed 200 percent.

2.	Earnings Per Share Growth

The 2017 long-term incentive plan awards also included a performance-based restricted stock unit award linked to relative earnings per share (“EPS”) growth.3 The award measures the compound annual growth rate (“CAGR”) of Sempra Energy’s earnings per share for the three-year period ending on December 31, 2019. The payout scale is based on the December 31, 2016 analyst consensus three-year earnings per share growth estimates for the S&P 500 Utilities Index peer companies. The threshold payout level is based on the 25th percentile of the analyst consensus estimates and the maximum is based on the 90th percentile.

[3]	The award was designed to meet the conditions necessary to preserve the deductibility of the award under Section 162(m) of the Internal Revenue Code (prior to the changes to Section 162(m) under the Tax Cuts and Jobs Act of 2017, as discussed under “Impact of Regulatory Requirements” below) while providing flexibility to the Compensation Committee of the Sempra Energy Board of Directors in determining the payout under the award. In order for there to be any payout, Sempra Energy must achieve positive cumulative net income for the performance period. The Sempra Energy Compensation Committee may then apply negative discretion as described herein.

The awards exclude the impact of stock buybacks not contemplated in the financial plans publicly communicated prior to the grant date of such awards.

Percentile of Analyst Estimates for S&P 500 Utilities EPS CAGR	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit[1]
90th Percentile (6.4 Percent or higher)	2.0
75th Percentile (5.9 Percent)	1.5
50th Percentile (5.5 Percent)	1.0
25th Percentile (3.0 Percent)	0.0

Table 10.

1 Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 10, the payout is calculated using linear interpolation. The payout scale begins at zero for threshold performance.

For purposes of the long-term incentive award, the calculation of earnings per share may, at the discretion of the Compensation Committee of the Sempra Energy Board of Directors, include the same potential adjustments described above under “How were the 2017 annual bonus plan earnings goals determined?”, as well as adjustments related to, among other things, other unusual or non-operating items.

What were the results for the 2013-2016, 2014-2017 and 2015-2017 performance-based restricted stock unit award cycles?

The 2013-2016 award cycle vested on January 4, 2017 with Sempra Energy’s relative total shareholder return at the 40th percentile of the S&P 500 Utilities Index. As a result, this grant vested at 38 percent of target performance with a payout of 0.384 shares of common stock for each restricted stock unit (including units attributable to reinvested dividends). For additional information, see “Option Exercises and Stock Vested” below.

The performance periods of the 2014-2017 award cycle (which was based on a four-year performance period) and the 2015-2017 award cycle (which was based on a three-year performance period) both concluded on January 2, 2018 (for the TSR-based awards) and December 31, 2017 (for the EPS-based awards), and were scheduled to vest in 2018. Sempra Energy’s 2014-2017 relative total shareholder return was at the 27th percentile of the S&P 500 Utilities Index and the 44th percentile of the S&P 500 Index. Sempra Energy’s 2015-2017 relative total shareholder return was at the 24th percentile of the S&P 500 Utilities Index and below the total shareholder return of the market-capitalization-weighted S&P 500 Index. As a result, these grants did not vest and were forfeited. The 2014-2017 and 2015-2017 awards based on earnings per share growth vested at 200 percent of target based on adjusted earnings per share growth of 9.1 percent and 8.9 percent, respectively. For additional information see “Outstanding Equity Awards at Year-End” below and “Option Exercises and Stock Vested” below.

Earnings Per Share Growth (Diluted) for 2014-2017 Award	2013	2017
GAAP Earnings per Share	$4.01	$1.01
Pre-Defined Exclusions:
Retroactive impact of 2012 General Rate Case	(0.31)	—
Earnings impact of acquisitions and divestitures and 90% of gains and losses on asset sales and impairments	(0.36)	0.12
90% of the impact of wildfire litigation and regulatory decision on regulatory asset and 90% of the impact of SONGS impairment and related earnings effects from purchased replacement power	0.43	0.74
Effect of changes in tax laws, accounting principles, other laws or provisions affecting reported results, reorganization or restructuring programs, and foreign exchange gains or losses	0.05	3.55

Earnings per Share for 2014-2017 Award Purposes	$3.82	$5.42
Earnings per Share Growth for 2014-2017 Award Purposes		9.1%

Earnings Per Share Growth (Diluted) for 2015-2017 Award	2014	2017
GAAP Earnings per Share	$4.63	$1.01
Pre-Defined Exclusions:
Earnings Impact of acquisitions and divestitures and 90% of gains and losses on asset sales and impairments	(0.18)	0.12
90% of the impact of wildfire litigation and the impact of SONGS impairment	0.09	—
Impact of regulatory decision on wildfire regulatory asset	—	0.82
Effect of changes in tax laws, accounting principles, other laws or provisions affecting reported results, reorganization or restructuring programs, and nonmonetary foreign exchange gains or losses related to deferred tax balances	(0.26)	3.57

Earnings per Share for 2015-2017 Award Purposes	$4.28	$5.52
Earnings per Share Growth for 2015-2017 Award Purposes		8.9%

Table 11.

Benefit Plans

Our named executive officers also participate in other benefit programs including: (1) health, life insurance and disability plans; (2) retirement plans; (3) 401(k) savings and deferred compensation plans; and (4) other benefit programs.

1.	Health, Life Insurance and Disability Plans

Our named executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits essential to attracting a high-quality workforce.

Do executives receive any benefits in addition to the basic group plans?

In addition to the basic group plans, Messrs. Baker and Schavrien participate in a life insurance plan providing additional life insurance death benefits (two times base salary and bonus for active employees and 1.5 times base salary and bonus for retired employees). This plan was closed to new participants in 2012.

All of our named executive officers, except Mr. Folkmann, participate in a long-term disability plan providing additional protection upon disability (60 percent of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Ms. Wagner and Mr. Lane receive an annual executive benefit program allowance described below under “Other Benefit Programs” which may be used to cover out-of-pocket costs for health and welfare benefits, as well as certain other costs.

2.	Retirement Plans

Our named executive officers participate in the Sempra Energy Cash Balance Plan and, with the exception of Mr. Folkmann, a Supplemental Executive Retirement Plan. Mr. Folkmann participates in the Cash Balance Restoration Plan, which restores the benefits that would otherwise be provided under the Cash Balance Plan but for Internal Revenue Service limits applicable to tax-qualified pension plans.

What is the Cash Balance Plan?

The Cash Balance Plan is a tax-qualified pension plan available to virtually all U.S.-based employees of Sempra Energy and its subsidiaries.

Why does the company offer a supplemental retirement plan?

Our Board of Directors and the Compensation Committee of the Sempra Energy Board of Directors believe that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

How are benefits calculated?

The Sempra Energy Supplemental Executive Retirement Plan, or SERP, provides executive officers with retirement benefits based on the executive’s:

•	final average pay[4]
•	actual years of service
•	age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

The Cash Balance Plan, Cash Balance Restoration Plan and the SERP use only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

3.	401(k) Savings and Deferred Compensation Plans

Our named executive officers, together with most other company employees, participate in a broad-based, tax-qualified 401(k) Savings Plan. Officers and other key management employees may also participate in a deferred compensation plan.

What is the 401(k) Savings Plan?

Employees may contribute a portion of their pay to a tax-qualified 401(k) savings plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis.

The company matches one-half of the first 6 percent of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next 5 percent of the employee’s contributions. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

All employee contributions and investment earnings in the 401(k) Savings Plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions vest after one year of service.

What is the deferred compensation plan?

Our executive officers and other key management employees also may defer up to 85 percent of their base salary and bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting. Participants can direct these deferrals into:

•	Funds that mirror the investments available under the 401(k) savings plan, including a Sempra Energy phantom stock account.

[4]	Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

•	A fund providing interest at the greater of 110 percent of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus one percent.

Deferrals of performance-based restricted stock unit awards must be directed into the Sempra Energy phantom stock account and cannot be transferred to other investments.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. Deferred compensation plan matching contributions mirror the basic matching contributions made for other employees under the 401(k) savings plan, but do not include the “stretch match.”

All employee contributions, matching company contributions and investment earnings in the deferred compensation plan vest immediately. Eligibility to receive company matching contributions begins after one year of service.

4.	Other Benefit Programs

We provide certain other typical benefits to our executive officers. We review the level and types of these benefits each year. We believe that these benefits are reasonable and important in attracting and retaining executive talent.

These benefits include financial planning services and excess personal liability insurance. Ms. Wagner and Mr. Lane receive an annual executive benefit program allowance of $30,000 and $20,000, respectively, which may be used to cover out-of-pocket costs for health and welfare benefits as well as the cost of financial planning and excess personal liability benefits. Any unused allowance is paid out at year-end.

None of these benefits includes a tax gross-up provision.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Our executive officers have severance pay agreements that include change in control features. The agreements do not contain excise tax gross-up provisions. Equity awards granted after May 2013 include a double trigger change in control provision. None of our officers has an employment agreement.

Why does the company provide severance agreements?

We believe that severance agreements, which are a prevalent market practice, are effective in:

•	attracting executives who are leaving an existing employer;
•	mitigating legal issues upon a separation of employment; and
•	retaining talent during uncertain times.

By mitigating the adverse effects of potential job loss, severance agreements reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations. Payments are not required when terminations are for cause.

What benefits do severance agreements provide?

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	the company terminates an executive’s employment for reasons other than cause, or
•	when the executive resigns for “good reason.”

What does resignation for “good reason” mean?

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities and, following a change in control of Sempra Energy, changes in employment location.

These provisions provide safeguards against arbitrary actions that effectively force an executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

Do the severance agreements for the named executive officers provide for a tax gross-up to offset any taxes incurred by the executive as a result of the severance payment?

The severance agreements do not contain a tax gross-up provision.

What happens to outstanding equity awards upon a change in control?

Awards granted after May 2013 were granted under the Sempra Energy 2013 Long-Term Incentive Plan, which contains a double trigger change in control provision. Awards do not automatically vest upon a change in control. Rather, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control of Sempra Energy, except as described below.

Restricted stock unit awards issued to date under the Sempra Energy 2013 Long-Term Incentive Plan provide for continuation following a change in control of Sempra Energy through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Section 16 of the Sempra Energy 2013 Long-Term Incentive Plan. If awards are not assumed or replaced or are held by an employee who is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, such awards would vest upon a change in control. See “Compensation Tables — Severance and Change in Control Benefits” below for additional information.

Some outstanding stock option awards were granted under Sempra Energy’s shareholder-approved 2008 Long-Term Incentive Plan. Under the 2008 plan, upon a change in control of Sempra Energy, all previously granted stock options vest and become immediately exercisable. See “Compensation Tables — Severance and Change in Control Benefits” below for additional information.

SHARE OWNERSHIP REQUIREMENTS

Share ownership requirements for officers further strengthen the link between company executive and shareholder interests.

The requirements set minimum levels of Sempra Energy share ownership that our officers are required to achieve and maintain. For officers, the requirements are:

Executive Level	Share Ownership Requirements

Chief Executive Officer; President and Chief Operating Officer	3x base salary
Chief Regulatory Officer, Chief Information Officer and Vice Presidents	1x base salary

Table 12.

For purposes of the requirements, we include shares owned directly or through our 401(k) Savings Plan. We also count deferred compensation that executives invest in phantom shares of Sempra Energy common stock (including deferred restricted stock units that have vested), the vested portion of certain in-the-money stock options and unvested service-based restricted stock units.

We expect officers to meet these requirements within five years of hire or promotion to an officer-level position and within three years after promotion to a role with a higher ownership requirement. All of our named executive officers are in compliance with the requirements. Executive officers’ stock ownership requirements also provide that until such time as the stock ownership requirements are met, executive officers are expected to retain (and not sell) a number of shares equal to at least 50 percent of the net after-tax shares acquired through equity compensation awards.

ANTI-HEDGING POLICY

The company maintains an anti-hedging policy, which prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of Sempra Energy common stock. Officers and directors are also prohibited from pledging shares of Sempra Energy common stock.

IMPACT OF REGULATORY REQUIREMENTS

Many Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are effective and are intended to comply with these requirements.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees”. Prior to the Tax Cuts and Jobs Act of 2017, SoCalGas was not considered “publicly held” for purposes of Section 162(m). As part of the Tax Cuts and Jobs Act of 2017, the definition of companies to which Section 162(m) applies was expanded and SoCalGas became subject to the provisions of Section 162(m). In addition, the definition of covered employees was expanded to generally include all named executive officers.

The SoCalGas board of directors believes that tax deductibility is one important factor in evaluating a compensation program. Although we historically maintained certain performance-based incentive plans that originally were intended to permit the payment of compensation deductible under Section 162(m), subject to the limited transition relief rules in the Tax Cuts and Jobs Act of 2017, we may no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

Providing salary levels and other compensation that is not fully tax deductible may be required by competitive or other circumstances, and may be in the best interests of our shareholders. Accordingly, the Compensation Committee may exercise judgment to provide compensation that may not be fully tax deductible by the company.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

The Board of Directors of SoCalGas has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this Information Statement and, based upon that review and discussion, authorized that it be so included.

BOARD OF DIRECTORS

J. Bret Lane

Jeffrey W. Martin

Trevor I. Mihalik

G. Joyce Rowland

Patricia K. Wagner

Martha B. Wyrsch

COMPENSATION TABLES

Summary Compensation Table

In the table below, we summarize our named executive officers’ compensation for the last three years.

Summary Compensation Table	Year	Salary	Stock Awards (C)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (D)	All Other Compen- sation (E)	Total
			Restricted stock and restricted stock units	Performance- based annual cash bonus	Pension accruals and above- market interest on non- qualified deferred compensation
Patricia K. Wagner	2017	$555,000	$1,094,240	$664,200	$1,758,376	$46,480	$4,118,296
Chief Executive Officer
J. Bret Lane	2017	$480,000	$1,122,517	$492,400	$1,000,156	$55,798	$3,150,871
President and Chief	2016	$437,972	$733,466	$411,400	$1,108,666	$55,049	$2,746,553
Operating Officer	2015	$412,000	$718,817	$431,800	$3,296,274	$49,282	$4,908,173
Bruce A. Folkmann	2017	$320,000	$258,504	$264,400	$68,524	$31,518	$942,946
Vice President, Chief Financial Officer,	2016	$303,568	$223,779	$236,000	$70,408	$27,852	$861,607
Treasurer and Controller	2015	$273,000	$222,875	$223,400	$17,926	$26,493	$763,694
J. Christopher Baker (A)	2017	$368,400	$474,858	$338,100	$447,343	$34,937	$1,663,638
Chief Information Officer	2016	$368,400	$469,230	$301,800	$736,195	$36,279	$1,911,904
	2015	$361,100	$471,569	$319,400	$141,893	$36,840	$1,330,802
Lee Schavrien (B)	2017	$376,900	$685,931	$345,900	$225,437	$35,691	$1,669,859
Former Chief Regulatory Officer	2016	$376,900	$480,110	$308,800	$682,601	$36,057	$1,884,468
	2015	$367,700	$650,001	$325,300	$130,047	$37,271	$1,510,319

(A)	Mr. Baker will retire on May 1, 2018.

(B)	Prior to becoming Chief Regulatory Officer on March 11, 2017, Mr. Schavrien served as Chief Administrative Officer. Mr. Schavrien retired as Chief Regulatory Officer and from the company effective April 1, 2018.

(C)	Grant date fair value of stock awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP using the assumptions described in Note 8 of the Notes to Consolidated Financial Statements included in Sempra Energy’s Annual Report to Shareholders for the year ended December 31, 2017 (the “Annual Report”) but disregarding estimates of forfeitures related to service-based vesting conditions.

Stock awards consist of performance-based and service-based restricted stock units. For the 2017 performance-based restricted stock units with a performance measure based on Sempra Energy’s relative total shareholder return, a Monte Carlo valuation model was used to reflect the probable outcome of performance conditions and calculate grant date fair value. For the 2017 performance-based restricted stock units with a performance measure based on Sempra Energy’s earnings per share growth, the maximum values, assuming the highest level of performance conditions were achieved, would be $400,475 for Ms. Wagner; $230,576 for Mr. Lane; $72,814 for Mr. Folkmann; $133,492 for Mr. Baker; and $137,537 for Mr. Schavrien.

The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares of Sempra Energy common stock subject to the award.

For additional information regarding equity awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End.”

(D)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120 percent of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2017 amounts are:

2017 Change in Pension Value and Above Market Interest	Change in Accumulated Benefits[1]	Above- Market Interest	Total
Patricia K. Wagner	$1,757,452	$924	$1,758,376
J. Bret Lane	$985,367	$14,789	$1,000,156
Bruce A. Folkmann	$64,806	$3,718	$68,524
J. Christopher Baker	$403,308	$44,035	$447,343
Lee Schavrien	$224,545	$892	$225,437

1 The changes in the actuarial value of pension benefits are due to the accrual of additional age, service, pay and changes in actuarial assumptions such as mortality and interest rates.

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(E)	All Other Compensation amounts for 2017 are:

2017 All Other Compensation	Company 401(k) and Related Plan Contributions	Insurance Premiums	Other	Total
Patricia K. Wagner	$9,891	$6,589	$30,000	$46,480
J. Bret Lane	$28,390	$7,408	$20,000	$55,798
Bruce A. Folkmann	$19,952	$1,716	$9,850	$31,518
J. Christopher Baker	$20,744	$6,933	$7,260	$34,937
Lee Schavrien	$20,571	$8,120	$7,000	$35,691

Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; and a $30,000 executive benefit program allowance for Ms. Wagner and a $20,000 executive benefit program allowance for Mr. Lane. Amounts shown do not include parking at company offices and the occasional personal use by executive officers of company property and services (including club memberships and entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

Grants of Plan-Based Awards

Executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under the executive incentive plan. Longer-term incentives, typically Sempra Energy performance-based and service-based restricted stock unit awards, are provided under Sempra Energy’s 2013 Long-Term Incentive Plan.

In the table below, we summarize 2017 grants of plan-based awards to each of the named executive officers.

2017 Grants of Plan-Based Awards	Grant Date (A)	Authorization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			All Other Stock Awards (D)	Grant Date Fair Value of Stock Awards (E)
			Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares
Patricia K. Wagner
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/03/17	12/15/16				—	5,540	11,080		$610,447
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/03/17	12/15/16				—	2,380	4,760		$283,556
Performance-Based Restricted Stock Units based on EPS Growth	1/03/17	12/15/16				—	1,980	3,960		$200,237
Annual Bonus			$—	$388,500	$777,000
J. Bret Lane
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/03/17	12/15/16				—	3,190	6,380		$351,503
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/03/17	12/15/16				—	1,370	2,740		$163,223
Performance-Based Restricted Stock Units based on EPS Growth	1/03/17	12/15/16				—	1,140	2,280		$115,288
Service-Based Restricted Stock Units	1/03/17	12/15/16							1,900	$192,147
Service-Based Restricted Stock Units — Special	1/03/17	12/15/16							2,970	$300,356
Annual Bonus			$—	$288,000	$576,000
Bruce A. Folkmann
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/03/17	12/15/16				—	1,000	2,000		$110,189
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/03/17	12/15/16				—	430	860		$51,230
Performance-Based Restricted Stock Units based on EPS Growth	1/03/17	12/15/16				—	360	720		$36,407
Service-Based Restricted Stock Units	1/03/17	12/15/16							600	$60,678
Annual Bonus			$—	$144,000	$288,000
J. Christopher Baker
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/03/17	12/15/16				—	1,840	3,680		$202,749
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/03/17	12/15/16				—	790	1,580		$94,121
Performance-Based Restricted Stock Units based on EPS Growth	1/03/17	12/15/16				—	660	1,320		$66,746
Service-Based Restricted Stock Units	1/03/17	12/15/16							1,100	$111,243
Annual Bonus			$—	$184,200	$368,400
Lee Schavrien
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/03/17	12/15/16				—	1,880	3,760		$207,157
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/03/17	12/15/16				—	810	1,620		$96,503
Performance-Based Restricted Stock Units based on EPS Growth	1/03/17	12/15/16				—	680	1,360		$68,768
Service-Based Restricted Stock Units	1/03/17	12/15/16							1,120	$113,266
Service-Based Restricted Stock Units — Special	1/03/17	12/15/16							1,980	$200,237
Annual Bonus			$—	$188,500	$376,900

(A)	Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based restricted stock units and service-based restricted stock units. Awards are authorized as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The Compensation Committee of the Sempra Energy Board of Directors approves a dollar value and other terms for the awards to be granted to each executive officer. In accordance with the terms approved by the Compensation Committee of the Sempra Energy Board of Directors, on the January 3, 2017 grant date, the precise number of shares to be granted to each executive officer (including the special service-based restricted stock unit awards granted to Messrs. Lane and Schavrien) was calculated by using the closing price for shares of Sempra Energy common stock on that date. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, for outstanding performance, or to promote retention.

(B)	Non-equity incentive plan awards consist of annual performance-based bonuses payable under the SoCalGas executive incentive plan or the Shared Services Plan. Amounts reported in the table represent target and maximum bonuses for 2017 to be paid under performance guidelines established at the beginning of the year by our Board of Directors. The performance guidelines were satisfied at levels resulting in above-target bonus payouts. These amounts are reported in the Summary Compensation Table as non-equity incentive plan compensation.

(C)	Equity incentive plan awards consist of Sempra Energy performance-based restricted stock units granted under Sempra Energy’s 2013 Long-Term Incentive Plan. During the performance period for the performance-based restricted stock units, dividends paid, or that would have been paid, on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and performance vesting conditions as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period and the executive has not met the retirement eligibility criteria specified in the award agreements or the termination is for cause, the award is forfeited subject to earlier vesting upon a change in control of Sempra Energy. For a discussion of the change in control vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.”

Shares subject to the performance-based restricted stock units granted in 2017 will vest or be forfeited in early 2020 based upon Sempra Energy’s total return to shareholders and earnings per share growth in 2017 - 2019.

For the performance-based restricted stock units with a total shareholder return performance measure, the target number of shares will vest if Sempra Energy has achieved a cumulative three-year total return to shareholders that places it among the top 50 percent of the companies in the S&P 500 Utilities Index or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200 percent of the target number) for performance at or above the 90th percentile of that index. If Sempra Energy’s performance does not place Sempra Energy among the top 50 percent, but is above the 25th percentile of the companies in the applicable index, the number of shares that will vest will decline from the target number of shares at the 50th percentile to zero at the 25th percentile. The number of vesting shares may be adjusted upward or downward by 20 percent based on Sempra Energy’s absolute total shareholder return for the period compared to benchmarks based on historical performance. The modifier cannot cause the total award payout to exceed 200 percent of target.

For the performance-based restricted stock units with an earnings per share growth performance measure, the target number of shares will vest, subject to the discretion of the Compensation Committee of the Sempra Energy Board of Directors, if Sempra Energy has achieved a compound annual growth rate of 5.5 percent. If performance is at 5.9 percent, 150 percent of the target number of shares will vest, and if performance is at 6.4 percent or higher, the maximum number (200 percent of the target number) of shares will vest. If Sempra Energy’s compound annual earnings per share growth rate is less than 5.5 percent, shares will vest for performance above 3.0 percent declining from the target number of shares at 5.5 percent to zero at 3.0 percent. Such awards will not vest if Sempra Energy does not achieve positive net income for the performance period.

Unless the named executive officer instructs otherwise, the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

(D)	With the exception of the special awards granted to Messrs. Lane and Schavrien, represents service-based restricted stock units that vest at the end of three years, subject to continued employment through the vesting date. During the service period, dividends paid or that would have been paid on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

Unless the named executive officer instructs otherwise, the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

If an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra Energy or at the discretion of the Compensation Committee of the Sempra Energy Board of Directors. For a discussion of the change in control vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.”

Messrs. Lane and Schavrien received special grants of 2,970 and 1,980 service-based restricted stock units, respectively, on January 3, 2017. Mr. Lane’s award (including reinvested dividend equivalents) is subject to vesting at the end of two years. Mr. Schavrien’s award was scheduled to vest at the end of two years, but the vesting of this award was accelerated by the Compensation Committee of the Sempra Energy Board of Directors upon his April 1, 2018 retirement.

(E)	These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP using the assumptions described in Note 8 of the Notes to Consolidated Financial Statements included in Sempra Energy’s Annual Report but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock awards will depend upon the extent to which performance- and service-based vesting conditions are satisfied and the market value of the shares of Sempra Energy common stock subject to the award.

Outstanding Equity Awards at Year-End

In the table below, we summarize grants of Sempra Energy equity awards that were outstanding at December 31, 2017 for our named executive officers. The grants consist solely of stock options and restricted stock units under Sempra Energy’s Long-Term Incentive Plans.

Outstanding Equity Awards at Year-End		Option Awards (Service-Based Stock Options) (A)					Performance-Based Restricted Stock Units (B)			Service-Based Restricted Stock Units (C)
		Number of Shares Underlying Unexercised Options		Exercise Price		Expiration Date	Number of Unearned/ Unvested Shares (D)		Market Value of Unearned/ Unvested Shares	Number of Unearned/ Unvested Shares (D)		Market Value of Unearned/ Unvested Shares
	Grant Date	Exercisable	Unexercisable
Patricia K. Wagner	01/03/17						2,384		$254,876
	01/03/17						2,024		216,390
	01/03/17						2,024		216,372
	01/04/16						0		0
	01/04/16						2,114		225,979
	01/02/15						0	(F)	0
	01/02/15						3,482	(G)	372,242
	01/02/14						0	(F)	0
	01/02/14						4,304	(G)	460,226	0		0

		0	0				16,332		$1,746,085	0		0

J. Bret Lane	01/03/17						1,373		$146,761	1,942		$207,630
	01/03/17						1,165		124,560	3,036		324,558
	01/03/17						1,165		124,578
	01/04/16						0		0
	01/04/16						1,178		125,919	1,956		209,115
	01/02/15						0	(F)	0	1,600	(H)	171,093
	01/02/15						1,925	(G)	205,774
	01/02/14						0	(F)	0
	01/02/14						2,418	(G)	258,581	2,008	(H)	214,693
	01/04/10	875	0	$55.90		01/03/20

		875	0	$55.90	(E)		9,224		$986,173	10,542		$1,127,089

Bruce A. Folkmann	01/03/17						430		$46,006	613		$65,567
	01/03/17						366		39,096
	01/03/17						368		39,340
	01/04/16						0		0
	01/04/16						358		38,225	599		64,084
	01/02/15						0	(F)	0
	01/02/15						605	(G)	64,738	497	(H)	53,177
	01/02/14						0	(F)	0
	01/02/14						754	(G)	80,658	621	(H)	66,424
	01/04/10	900	0	$55.90		01/03/20
	01/02/09	1,100	0	$43.75		01/01/19

		2,000	0	$49.22	(E)		2,881		$308,063	2,330		$249,252

J. Christopher Baker	01/03/17						792		$84,652	1,124		$120,207
	01/03/17						672		71,827
	01/03/17						675		72,124
	01/04/16						0		0
	01/04/16						757		80,948	1,251		133,788
	01/02/15						0	(F)	0
	01/02/15						1,254	(G)	134,100	1,049	(H)	112,135
	01/02/14						0	(F)	0
	01/02/14						1,620	(G)	173,178	1,342	(H)	143,524

		0	0				5,770		$616,829	4,766		$509,654

Lee Schavrien	01/03/17						809		$86,492	2,024	(H)	$216,372
	01/03/17						689		73,645	1,145		122,392
	01/03/17						695		74,310
	01/04/16						0		0
	01/04/16						768		82,072	1,283		137,161
	01/02/15						0	(F)	0
	01/02/15						1,877	(G)	200,687	1,070	(H)	114,447
	01/02/14						0	(F)	0
	01/02/14						1,642	(G)	175,550	1,353	(H)	144,710

		0	0				6,480		$692,756	6,875		$735,082

(A)	Stock options to purchase shares of Sempra Energy common stock become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of Sempra Energy or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire 10 years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. If an executive’s employment is terminated by death or disability prior to attaining age 55, the executive’s stock options expire 12 months after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. If an executive’s employment is otherwise terminated, the executive’s stock options expire 90 days after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. For a discussion of the change in control vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.”

(B)

Performance-based restricted stock units will vest or will be forfeited in whole or in part at the end of a three-year performance period (four years for awards prior to 2015) based upon Sempra Energy’s relative total return to shareholders compared to market and peer group indices and Sempra Energy’s earnings per share growth. Awards may be subject to earlier vesting upon a change in control of Sempra Energy or various events specified in the award agreement or the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service, and the termination occurs after one year of the applicable performance period has been completed (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable performance period. All named executive officers except Mr. Folkmann have attained the age of 55 and completed at least five years of service. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited.

We have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2017 had the applicable performance and service periods ended at that date. As of December 31, 2017, the performance as a percentage of target was:

Total Shareholder Return-Based Awards	Performance as of December 31, 2017

01/03/17 Award (TSR vs. S&P 500 Utilities Index)	42%

01/03/17 Award (TSR vs. S&P 500 Index)	83%

01/04/16 Award	0%

01/02/15 Award	0%

01/02/14 Award	0%

The earnings per share-based awards granted on January 3, 2017 and January 4, 2016 are reported based on target performance, as the performance period has not yet ended and the Compensation Committee of the Sempra Energy Board of Directors may exercise downward discretion in determining the performance result. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period, and may be fewer or greater than the number reported in the table. On February 21, 2018, the January 2, 2014 and January 2, 2015 awards based on earnings per share growth with a performance period that ended on December 31, 2017 vested at 200 percent of target, or maximum performance. These awards are reported based on the final performance result of 200 percent of target. For additional detail, see Note C to the “Option Exercises and Stock Vested” table below.

On January 22, 2018, the January 2, 2014 and January 2, 2015 awards based on total shareholder return with a performance period that ended on January 2, 2018 did not vest and were forfeited due to below-threshold performance.

As described above, as of December 31, 2017, Sempra Energy’s total shareholder return performance for the January 4, 2016, January 2, 2015 and January 2, 2014 awards was below the threshold performance level required for vesting. The table below provides a hypothetical comparison of the actual below-threshold performance as of December 31, 2017, to the number of performance-based restricted stock units (together with reinvested dividend equivalents) and value that would have been reported if Sempra Energy’s total shareholder return performance as of December 31, 2017 had been at the level required for a payout at 100 percent of target.

	January 4, 2016 Award		January 2, 2015 Award		January 2, 2014 Award
	Number of Shares	Market Value at 12/31/17	Number of Shares	Market Value at 12/31/17	Number of Shares	Market Value at 12/31/17
Patricia K. Wagner
Actual as of 12/31/17	0	$0	0	$0	0	$0
Hypothetical at Target	8,454	$903,915	6,952	$743,328	8,653	$925,197
J. Bret Lane
Actual as of 12/31/17	0	$0	0	$0	0	$0
Hypothetical at Target	4,690	$501,426	3,817	$408,079	4,847	$518,241
Bruce A. Folkmann
Actual as of 12/31/17	0	$0	0	$0	0	$0
Hypothetical at Target	1,430	$152,901	1,179	$126,007	1,487	$158,944
J. Christopher Baker
Actual as of 12/31/17	0	$0	0	$0	0	$0
Hypothetical at Target	2,997	$320,418	2,508	$268,199	3,228	$345,170
Lee Schavrien
Actual as of 12/31/17	0	$0	0	$0	0	$0
Hypothetical at Target	3,070	$328,288	3,720	$397,790	3,262	$348,728

(C)	Except as described in footnote (H) below, service-based restricted stock units vest at the end of three years (four years for the January 2, 2014 awards), subject to continued employment through the vesting date. If an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra Energy or at the discretion of the Compensation Committee of the Sempra Energy Board of Directors. For a discussion of the change in control vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.”

(D)	Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 29, 2017 that were paid on January 15, 2018.

(E)	Weighted average exercise price of all exercisable option shares. The weighted average exercise prices of exercisable option shares are: $55.90 for Mr. Lane and $49.22 for Mr. Folkmann. Ms. Wagner and Messrs. Baker and Schavrien do not have any outstanding options.

(F)	These units were forfeited on January 22, 2018 upon the determination and certification by the Compensation Committee of the Sempra Energy board of directors that total shareholder return results were below the awards’ minimum performance thresholds.

(G)	These awards vested on February 21, 2018 upon the determination and certification by the Compensation Committee of the Sempra Energy board of directors of the earnings per share growth results. The value realized upon the vesting of these shares is set forth in Note C to “Option Exercises and Stock Vested.”

(H)	The January 2, 2014 and January 2, 2015 service-based restricted stock unit awards vested on January 2, 2018. Mr. Lane’s special January 3, 2017 restricted stock unit award is subject to vesting at the end of two years. Mr. Schavrien’s special January 3, 2017 restricted stock unit award was scheduled to vest at the end of two years, but the vesting of this award was accelerated by the Compensation Committee of the Sempra Energy Board of Directors upon his April 1, 2018 retirement.

Option Exercises and Stock Vested

In the table below, we summarize the stock options that were exercised and restricted stock units that vested during 2017 for each of our named executive officers.

2017 Option Exercises and Stock Vested	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)(C)
Patricia K. Wagner	—	$—	2,266	$229,216
J. Bret Lane	—	$—	3,745	$378,783
Bruce A. Folkmann	800	$39,672	1,725	$174,495
J. Christopher Baker	—	$—	3,955	$399,977
Lee Schavrien	—	$—	3,987	$403,277

(A)	Difference between the market value of the Sempra Energy option shares on the exercise date and the option exercise price.

(B)	Market value of vesting Sempra Energy common stock (including reinvested dividends) at the vesting date. Also includes the dividend equivalent with a record date of December 29, 2016 that was paid on January 17, 2017.

(C)	The amounts shown in the table above relate to the performance-based and service-based awards granted in January 2013 which vested on January 3, 2017. The performance-based awards vested at 38 percent of target performance based on Sempra Energy’s relative total shareholder return performance. The 2014-2017 and 2015-2017 award cycles vested or were forfeited in early 2018 as described below and are not include in the table.

The total shareholder return-based restricted stock unit awards granted in January 2014 and January 2015 that were scheduled to vest in January 2018 were below threshold performance and therefore did not vest and were forfeited. The 2014 and 2015 awards based on earnings per share growth vested on February 21, 2018 at 200 percent of target performance and the 2014 and 2015 service-based awards vested on January 2, 2018. These awards are not reflected in the table above. The number of those units that vested and their market value (including the units and the value of the dividend equivalent with a record date of December 29, 2017, that was paid on January 15, 2018) were: 7,846 shares and $827,168 for Ms. Wagner; 8,012 shares and $844,486 for Mr. Lane; 2,497 shares and $263,236 for Mr. Folkmann; 5,305 shares and $559,193 for Mr. Baker; and 5,988 shares and $631,187 for Mr. Schavrien.

Pension Benefits

Executive officers participate, along with most other employees, in the Sempra Energy Cash Balance Plan, a broad-based tax-qualified retirement plan. Under the plan, a notional account is credited annually for each participant in an amount equal to 7.5 percent of the participant’s salary and bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, Ms. Wagner and Messrs. Lane, Baker and Schavrien participate in a Supplemental Executive Retirement Plan. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer and, for Messrs. Baker and Schavrien, the officer’s spouse.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Benefits for Ms. Wagner and Mr. Lane will not begin vesting in the defined benefit until they have participated in the plan for five years, after which all prior service will be considered. Benefits for Ms. Wagner and Mr. Lane will begin vesting on January 1, 2019 and June 1, 2020, respectively. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50 percent joint and survivor annuity is 20 percent after five years of service, 40 percent after 10 years of service, 50 percent after

15 years of service, 60 percent after 20 years of service, 62.5 percent after 30 years of service, and 65 percent after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55), and participants in the Cash Balance Restoration Plan, are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. As a participant in the Cash Balance Restoration Plan, Mr. Folkmann is entitled to this benefit.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

In the table below, we summarize the present value of accumulated benefits under the various retirement plans at December 31, 2017 for our named executive officers.

Pension Benefits At Year-End	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)
Patricia K. Wagner	Cash Balance Plan	22	$686,275
	Supplemental Executive Retirement Plan	22	7,965,981

	Total (B)		$8,652,256

J. Bret Lane	Cash Balance Plan	36	$1,331,911
	Supplemental Executive Retirement Plan	36	5,534,554

	Total (B)		$6,866,465

Bruce A. Folkmann	Cash Balance Plan	13	$349,324

	Total (C)		$349,324

J. Christopher Baker	Cash Balance Plan	23	$698,559
	Supplemental Executive Retirement Plan	23	5,359,422

	Total (D)		$6,057,981

Lee Schavrien	Cash Balance Plan	40	$1,486,881
	Supplemental Executive Retirement Plan	40	6,257,826

	Total (D)		$7,744,707

(A)	Based upon the assumptions used for financial reporting purposes set forth in Note 7 of the Notes to Consolidated Financial Statements contained in Sempra Energy’s Annual Report to Shareholders, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)	Ms. Wagner and Mr. Lane are not vested in benefits in the Supplemental Executive Retirement Plan under the defined benefit formula. Had they retired at December 31, 2017, Ms. Wagner would have received a total benefit of $1,068,645 and Mr. Lane would have received a total benefit of $2,080,545 under the Cash Balance Plan and the Supplemental Executive Retirement Plan cash balance formula.

(C)	Mr. Folkmann, who is not a participant in the Supplemental Executive Retirement Plan, is vested in benefits under the Cash Balance Plan and nonqualified Cash Balance Restoration Plan, which provides benefits which restore amounts that would have been payable under the Cash Balance Plan but for Internal Revenue Service limits on tax-qualified plans. Had his employment terminated on December 31, 2017, his benefits would have been $382,078.

(D)	Messrs. Schavrien and Baker, who at December 31, 2017 were age 63 and 58, respectively, are eligible for early retirement benefits under the defined benefit formula. Had they retired at December 31, 2017 and received their benefits under the plans as a lump sum, Mr. Schavrien’s early retirement benefit would have been $7,670,332 and Mr. Baker’s early retirement benefit would have been $6,628,778.

Nonqualified Deferred Compensation

Sempra Energy’s nonqualified deferred compensation plans permit executives to elect on a year-by-year basis to defer the receipt of a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation from service or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control of Sempra Energy, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110 percent of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus one percent (4.85 percent for 2017) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under tax-qualified 401(k) savings plans in which all employees may elect to participate. Deferrals of performance-based restricted stock unit awards must be directed into the Sempra Energy phantom stock account.

The table below summarizes information regarding the participation in Sempra Energy’s nonqualified deferred compensation plans for each of the executive officers named in the Summary Compensation Table. None of our named executive officers received any payments of nonqualified deferred compensation during the year ended December 31, 2017.

2017 Nonqualified Deferred Compensation	Executive Contributions in 2017 (A)	Company Contributions in 2017 (B)	Aggregate Earnings in 2017 (C)	Aggregate Balance at 12/31/17 (D)
Patricia K. Wagner	$0	$0	$4,491	$71,664
J. Bret Lane	$253,585	$18,607	$115,300	$1,388,761
Bruce A. Folkmann	$159,200	$10,480	$11,758	$265,681
J. Christopher Baker	$113,535	$14,444	$224,941	$3,156,351
Lee Schavrien	$41,142	$12,471	$119,882	$1,029,793

(A)	Executive contributions consist of deferrals of salary and bonus that are also reported as compensation in the Summary Compensation Table. Timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts for the year in which they were earned) and related deferral dates (the date on which the bonuses otherwise would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2017 that are also included as 2017 salary compensation reported in the Summary Compensation Table total $0 for Ms. Wagner; $47,885 for Mr. Lane; $112,000 for Mr. Folkmann; $95,427 for Mr. Baker; and $22,614 for Mr. Schavrien. Deferrals of the 2017 bonus that was paid on March 15, 2018 are not included in the table above.

(B)	Company contributions mirror the amounts that the executive would have received under tax-qualified 401(k) savings plans but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans, but do not include the “stretch match” provided under the 401(k) Savings Plan. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, earnings for 2017 were $3,567 for Ms. Wagner; $100,511 for Mr. Lane; $8,040 for Mr. Folkmann; $180,906 for Mr. Baker; and $118,990 for Mr. Schavrien. These earnings are not reported in the Summary Compensation Table.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2017 or prior years. Such aggregate amounts (other than the 2014 bonus paid in 2015) reported in the Summary Compensation Table for fiscal years 2015, 2016 and 2017 are $924 for Ms. Wagner; $436,382 for Mr. Lane; $253,892 for Mr. Folkmann; $441,932 for Mr. Baker; and $161,588 for Mr. Schavrien. Year-end balances do not include the portion of the 2017 bonus deferred in 2018, but do include the 2014 bonus deferred in 2015.

Severance and Change in Control Benefits

We have a severance pay agreement with each of our named executive officers (except for Mr. Schavrien, whose severance agreement terminated upon his April 1, 2018 retirement). Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the agreement’s term for reasons other than cause, death or disability, or in the event that the executive were to resign for “good reason” as defined in the agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with the company to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits are also provided if the termination of employment or resignation were to occur within two years following a “change in control” of Sempra Energy.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of Sempra Energy. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities, and following a change in control, certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of Sempra Energy or a change in the ownership of a substantial portion of Sempra Energy’s assets.

Outstanding stock option agreements for grants dated prior to May 9, 2013 provide that all stock options would become immediately exercisable upon a change in control of Sempra Energy, whether or not accompanied or followed by a termination of the executive’s employment. Only Messrs. Lane and Folkmann have outstanding stock option awards and their options already are vested and exercisable.

Awards granted after May 9, 2013 under the Sempra Energy 2013 Long-Term Incentive Plan include a double trigger provision for vesting of equity in connection with a change in control. Restricted stock unit awards issued to date under the Sempra Energy 2013 Long-Term Incentive Plan provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Section 16 of the Sempra Energy 2013 Long-Term Incentive Plan. If awards are not assumed or replaced or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon a change in control. Such awards vest at the greater of target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on relative total shareholder return, had the performance period ended on the date of the change in control). All named executive officers except Mr. Folkmann have attained the age of 55 and completed at least five years of service. Also, any outstanding awards would immediately vest upon an executive’s involuntary termination other than for cause, termination for “good reason,” death, disability, or retirement during the three-year period following a change in control.

We summarize below the benefits each of our executive officers named in the Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause, death or disability) at December 31, 2017 or had the executive resigned for “good reason,” and the benefits each executive would have been entitled to receive had such termination or resignation occurred within two years following a change in control of Sempra Energy. These amounts assume the executive had entered into a two-year (one-year for Mr. Folkmann) consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive would have been entitled to receive (accelerated vesting of restricted stock and restricted stock units) had a change in control of Sempra Energy occurred on December 31, 2017, whether or not accompanied or followed by a termination of the executive’s employment.

Severance and Change in Control Benefits	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control Only
	Unrelated to a Change in Control	Change in Control	(Without Termination of Employment)
Patricia K. Wagner
Lump Sum Cash Payment (A)	$1,777,950	$2,370,600
Acceleration of Existing Equity Awards (B)		4,712,749	$4,712,749
Enhanced Retirement Benefits (C)		8,217,453
Health and Welfare Benefits (D)	24,855	50,232
Financial Planning (E)	37,500	50,000
Outplacement	50,000	50,000

Total	$1,890,305	$15,451,034	$4,712,749

J. Bret Lane
Lump Sum Cash Payment (A)	$1,290,300	$1,720,400
Acceleration of Existing Equity Awards (B)		3,768,104	$3,768,104
Enhanced Retirement Benefits (C)		5,687,670
Health and Welfare Benefits (D)	37,392	67,851
Financial Planning (E)	37,500	50,000
Outplacement	50,000	50,000

Total	$1,415,192	$11,344,025	$3,768,104

Bruce A. Folkmann
Lump Sum Cash Payment (A)	$548,100	$822,150
Acceleration of Existing Equity Awards (B)		993,637	$—
Health and Welfare Benefits (D)	17,365	28,148
Financial Planning (E)	25,000	37,500
Outplacement	50,000	50,000

Total	$640,465	$1,931,435	$—

J. Christopher Baker
Lump Sum Cash Payment (A)	$996,050	$1,328,067
Acceleration of Existing Equity Awards (B)		2,191,193	$2,191,193
Health and Welfare Benefits (D)	37,392	65,745
Financial Planning (E)	37,500	50,000
Outplacement	50,000	50,000

Total	$1,120,942	$3,685,005	$2,191,193

Lee Schavrien
Lump Sum Cash Payment (A)	$1,017,000	$1,356,000
Acceleration of Existing Equity Awards (B)		2,636,468	$2,636,468
Health and Welfare Benefits (D)	24,855	49,043
Financial Planning (E)	37,500	50,000
Outplacement	50,000	50,000

Total	$1,129,355	$4,141,511	$2,636,468

(A)	Severance payment of one-half times (one times following a change in control) the sum of annual base salary and the average of the last three incentive bonuses. An additional one-half to one times the sum of annual base salary and the average of the last three incentive bonuses is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. Excludes payment of bonus earned in the year of termination.

(B)	Fair market value at December 31, 2017 of shares subject to performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2014 and 2015 restricted stock unit awards that vested or were forfeited in early 2018. The value realized upon vesting of these awards is discussed above under “Option Exercises and Stock Vested — Note C.”

(C)	For Ms. Wagner and Mr. Lane, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that they had each attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health benefits for 18 months (12 months for Mr. Folkmann) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for two years (18 months for Mr. Folkmann) for termination accompanied by a change in control.

(E)	Estimated value associated with continuation of financial planning services for 18 months (12 months for Mr. Folkmann) for termination unrelated to a change in control, and two years (18 months for Mr. Folkmann) for termination accompanied by a change in control.

Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by death or by the company for cause are not entitled to enhanced benefits (other than, for Messrs. Baker and Schavrien, the life insurance benefit payable upon death described under “Benefits Plans – Health, Life Insurance, and Disability Plans”).

Ratio of CEO to Median Employee Pay

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In addition to our full-time workforce, our employee population includes a substantial percentage of part-time employees. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.

We determined our median employee based on a definition of compensation that included 2017 base salary, target annual incentive award and overtime compensation. Our measurement date was December 31, 2017 for purposes of determining our employee population for this analysis. We used a valid statistical sampling methodology to provide a reasonable estimate of the median compensation for the employee population and identify employees who received compensation within plus or minus one percent of that value.

After identifying the median employee, we calculated 2017 compensation for our CEO and the median employee using the methodology used for the Summary Compensation Table plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. Using this methodology, the 2017 total compensation of our median employee was $140,530 and our CEO’s 2017 total compensation was $4,143,447. For 2017, we estimate that the ratio of CEO pay to median employee pay was 29:1.

ANNUAL REPORT

The company is mailing the joint 2017 Annual Report to Shareholders, which includes the joint 2017 Annual Report on Form 10-K, of Sempra Energy, SoCalGas and SDG&E to its shareholders together with this Information Statement.

This Notice of Annual Shareholders Meeting and this Information Statement are sent by order of the Board of Directors of Southern California Gas Company.

Kari E. McCulloch

Corporate Secretary

Dated: April 26, 2018